Exhibit 99.1

Tidewater Reports First Quarter Results for Fiscal 2006 and

Announces Annual Shareholders’ Meeting Webcast

NEW ORLEANS, July 21, 2005 – Tidewater Inc (NYSE: TDW) announced today first quarter net earnings for the period ended June 30, 2005, of $28.9 million, or $.50 per common share, on revenues of $192.2 million. For the same quarter last year, net earnings were $12.9 million, or $.23 per common share, on revenues of $158.1 million. For the immediately preceding quarter ended March 31, 2005, net earnings were $52.4 million, or $.91 per common share, on revenues of $179.6 million. Included in the March 31, 2005 quarterly results was a non-cash tax benefit of $31.8 million, or $.55 per common share, resulting from the positive tax impact from the American Jobs Creation Act of 2004. Effective March 31, 2005, the Company reversed all previously recorded deferred tax assets and liabilities related to timing differences, foreign tax credits or prior undistributed earnings of company entities whose future and prior earnings are now anticipated to be indefinitely reinvested abroad.

As previously announced, the Company’s full earnings release and conference call is scheduled for Tuesday, July 26, 2005. The press release will be issued before the market opens and the conference call will begin at 8:00 am CDST. Investors and interested parties may listen to the teleconference via telephone by calling 1-888-388-7493 if calling from the U.S. or Canada (1-706-679-8348 if calling from outside the U.S.) and ask for the “Tidewater” call just prior to the scheduled start. A replay of the conference call will be available beginning at 11:00 am CDST on July 26, 2005, and will continue until 11:59 pm CDST on July 27, 2005. To hear the replay, call 1-800-642-1687 (1-706-645-9291 if calling from outside the U.S.). The conference call ID number is 7628953. A simultaneous Webcast of the conference call will be accessible online at the Tidewater Inc. Website, www.tdw.com, and at the CCBN Website, www.streetevents.com. The online replay will be available until August 26, 2005.

The Company also announced today that a delayed Webcast of a presentation by Dean Taylor, Chairman, President and CEO, and other senior management representatives, for its annual stockholders’ meeting will be available beginning at 2:00 pm CDST on July 21, 2005, at the Tidewater Website and at the CCBN Website. The online replay will be available until August 20, 2005. The annual stockholders’ meeting will be held at 10:00 am CDST in New Orleans today, July 21, 2005. The presentation will provide a general overview of the Company’s operations and financial activity.

Tidewater Inc. owns and operates over 560 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Joe Bennett - (504) 568-1010